Exhibit 99.1
For Immediate Release

Contacts:
Clearant, Inc.	Lippert/Heilshorn & Associates	Schwartz Communications
Jon Garfield	Bruce Voss or Don Markley	Erik Clausen or Julia Maslen
CFO	dmarkley@lhai.com	clearant@schwartz-pr.com
(310) 479-4570	(310) 691-7100	(781) 684-0770
Draft 2 (Nov. 9)
CLEARANT REPORTS THIRD QUARTER RESULTS
Distribution of Clearant Sterile Implants Drives Sequential Improvement
LOS ANGELES — November 9, 2006 — Clearant, Inc. (OTCBB: CLRI) today announced financial results for the three and nine months ended September 30, 2006.
Revenue in the third quarter was $191,000, compared with revenue of $106,000 in the second quarter of 2006. The sequential improvement is primarily due to revenue in the third quarter of $76,000 from the distribution of Clearant Process® sterile implants.
The net loss in the third quarter was $2.6 million, or $0.07 per share, compared with a net loss of $2.3 million, or $0.06 per share, in the second quarter of 2006.
“The third quarter marked the first full quarter of availability for Clearant Process sterile implants, and the response from spinal and orthopedic surgeons has been very positive,” said Clearant Chief Executive Officer Alain Delongchamp. “The medical community is becoming increasingly aware of the importance of tissue sterilization for patient safety, and we expect demand for our sterile implants to increase in the fourth quarter of 2006.”
For the first nine months of 2006, revenue was $488,000, compared with revenue of $452,000 in the first nine months of 2005. The net loss in the first nine months of 2006 was $7.5 million, or $0.19 per share, compared with a net loss of 10.2 million, or $0.39 per share, in the first nine months of 2005.
A full review of Clearant’s third quarter 2006 results, including financial tables, is contained in the Company’s Form 10-Q, filed today with the Securities and Exchange Commission.
About Clearant, Inc.
Clearant, Inc. is a leader in pathogen inactivation for biological products. Clearant has developed the patent-protected Clearant Process, which substantially reduces all types of bacteria and viruses in biological products while maintaining the functionality of the underlying tissue implant or protein. The Company began to distribute directly to surgeons, hospitals and clinics Clearant Process sterile implants in June 2006; in addition, Clearant continues to license the Clearant Process and provides its patented sterilization services to tissue banks and other biological products manufacturers. Clearant also has 10 license and service agreements with tissue banks. To date more than 9,000 patients have been successfully implanted with Clearant Process sterile implants supplied by one of the Company’s licensed partners. Whereas various competing sterilization methods only kill specific types of pathogens (such as bacteria or lipid-enveloped viruses) for specific products, the Clearant Process reduces all types of pathogens for products across many market segments including tissue implants, plasma proteins, recombinant products, medical devices and blood products. Also, the Clearant Process can be applied at various stages of product processing and/or manufacturing, including in the final packaging. For more information, please visit www.clearant.com.
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Forward-Looking Statements
Except for statements of historical fact, the matters discussed in this press release are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company’s control, which may cause actual results to differ materially from stated expectations. These risk factors include, among others, limited operating history, difficulty in developing, exploiting and protecting proprietary technologies, results of additional clinical studies, acceptance and success of our direct distribution of allografts, efficacy of the technology, intense competition and substantial regulation in the biotechnology industry, and additional risks discussed in the company’s filings with the SEC, available on the SEC web site http://www.sec.gov.
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